EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Pioneer American Holding Company Corp.

     We consent to the incorporation by reference in the registration statement on Form 8-K/A of NBT Bancorp Inc. under the Securities Exchange Act of 1934 of our report dated January 21, 2000, relating to the consolidated balance sheets of Pioneer American Holding Company Corp. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999 which report appears in the December 31, 1999 annual report on Form 10-K of Pioneer American Holding Company Corp.

/s/ KPMG LLP
KPMG LLP

Philadelphia, Pennsylvania
July 20, 2000